Item 77C
Matters submitted to a vote of security holders


   Consent of Sole Shareholder

Dynamic Emerging Markets Fund
Dynamic Gold & Precious Metals Fund
Dynamic North American Value Fund
Dynamic U.S. Growth Fund
Dynamic U.S. Value Fund
Dynamic Global Energy Fund
Dynamic Energy Income Trust Fund
Dynamic Global Growth Fund
Dynamic Global Growth Navigator Fund
Dynamic Global Infrastructure Fund
Dynamic Global Natural Resources Fund
Dynamic Global Dividend Value Fund
Dynamic Global Value Discovery Fund

The undersigned, being the sole shareholder of the Dynamic
Emerging Markets Fund, Dynamic Gold & Precious Metals Fund, Dynamic North American Value Fund, Dynamic U.S. Growth Fund, Dynamic U.S. Value Fund, Dynamic Global Energy Fund, Dynamic Energy Income Trust Fund, Dynamic Global Growth Fund, Dynamic Global Growth Navigator Fund, Dynamic Global Infrastructure Fund, Dynamic Global Natural Resources Fund, Dynamic Global Dividend Value Fund, Dynamic Global Value Discovery Fund, (the "Funds"), a series of BHR Institutional Funds, a Delaware statutory trust (the "Trust"), upon due consideration, hereby approves, adopted and consents to the following resolutions, which for all purposes shall be treated as actions taken pursuant to a vote at a shareholder meeting:

Approval of Investment Management Agreement

RESOLVED, that the Investment Management Agreement (the "BHR
Agreement") between the Trust and BHR dated November 11, 2008 as amended to add the Funds be, and it hereby is, approved.

Approval of Sub-Advisory Agreement

RESOLVED, that the Investment Sub-Advisory Agreement between BHR and Goodman (the "Goodman Agreement") be, and it hereby is, approved, and that the officers of the Trust be, and they hereby are, authorized and directed to execute and deliver, in the name of and on behalf of the Trust, the Goodman Agreement in the form presented at this meeting with such changes as the officers of the Trust, with the advice of Trust counsel, shall, approve, such approval to be conclusively evidenced by the execution of an agreement containing any changes.

Approval of the Selection of Briggs Bunting & Dougherty, LLP as the Independent Registered Public Accountants

RESOLVED, that Briggs Bunting & Dougherty LLP be, and they hereby are, selected to serve as the independent registered public accounting firm for the Funds for the fiscal year ending September 30, 2009, subject to termination as provided in the 1940 Act.